Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Owens & Minor, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-32497, 333-124965, 333-142716, 333-203826, 333-217783, 333-224787, 333-231386, 333-238059, and 333-251376) on Form S-8 and registration statement (No. 333-238068) on Form S-3 of Owens & Minor, Inc. of our reports dated February 24, 2021, with respect to the consolidated balance sheets of Owens & Minor, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Owens & Minor, Inc.

/s/ KPMG LLP

Richmond, Virginia
February 24, 2021